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                                                             Exhibit 4.4a
                                                             Tiffany & Co.
                                                             Report on Form 10-K
                                                             Fiscal Year 1998

                                  TIFFANY & CO.
                             a Delaware Corporation
                                 (the "Company")
                           TERMS OF STOCK OPTION AWARD
                      (Transferable Non-Qualified Option)
                                    under the
                           1998 DIRECTORS OPTION PLAN
                                  (the "Plan")
                         Terms Adopted January 21, 1999

1. Introduction and Terms of Option. Participant has been granted a Non-Qualified Stock Option Award (the "Option") to purchase shares of the Company's Common Stock under the Plan by the Compensation Subcommittee of the Board of Directors (the "Committee"). The name of the "Participant", the "Grant Date", the number of "Covered Shares" and the "Exercise Price" per Share are stated in the attached "Notice of Grant". The other terms and conditions of the Option are stated in this document and in the Plan. Certain initially capitalized words and phrases used in this document are defined in paragraph 10 below and elsewhere in this document.

2. Award and Exercise Price. Subject to the terms and conditions stated in this document, the Option gives Participant the right to purchase the Covered Shares from the Company at the Exercise Price.

3. Earliest Dates for Exercise - Cumulative Installments. Unless otherwise provided in paragraphs 4, 5 or 6 below, the Option shall become exercisable ("mature") in cumulative installments according to the following schedule:

--------------------------------------------------------------------------------
As   of    the    following        The Option  shall  mature with the respect to
anniversary  of  the  Grant        the following  percentage  ("installment") of
Date:                              the Covered Shares:
--------------------------------------------------------------------------------
One-year anniversary               50%
--------------------------------------------------------------------------------
Two-year anniversary               50%
--------------------------------------------------------------------------------

Once an installment of the Option matures, as provided in the above schedule, it shall continue to be exercisable with all prior installments on a cumulative basis until the Option expires.

4. Effect of Termination of Service as a Director. An installment of the Option shall not mature if the Participant's Date of Termination occurs before the anniversary of the Grant Date on which such installment was scheduled to mature. Installments of the Option which mature prior to Participant's Date of Termination will remain exercisable, subject to expiration as provided in paragraph 6 below.

5. Effect of Change in Control. All installments of the Option shall mature upon the date of a Change of Control unless the Participant's Date of Termination occurs before the date of the Change of Control. The Committee reserves the right to unilaterally amend the definition of "Change of Control" so as to specify additional circumstances which shall be deemed to constitute a Change of Control.


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6. Expiration. The Option, including matured installments thereof, shall not be exercisable in part or in whole on or after the Expiration Date. The "Expiration Date" shall be the earliest to occur of:

      a.    the ten-year anniversary of the Grant Date;

      b. if the Participant's Date of Termination occurs by reason of death, Disability or Retirement, the two-year anniversary of such Date of Termination;

      c. if the Participant's Date of Termination occurs for reasons other than death, Disability or Retirement, the three month anniversary of such Date of Termination.

7. Methods of Option Exercise. The Option may be exercised in whole or in part as to any Shares that have matured by filing a written notice of exercise with the Secretary of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall specify the number of Shares which the Participant elects to purchase and shall be accompanied by either of the following:

      a. a bank-certified check payable to the Company (or other type of check or draft payable to the Company and acceptable to the Secretary) in the amount of the Exercise Price for the Shares being exercised; or

      b. a copy of directions to, or a written acknowledgment from, an Approved Broker that the Approved Broker has been directed to sell, for the account of the owner of the Option, Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option, together with an undertaking by the Approved Broker to remit to the Company a sufficient portion of the sale proceeds to pay the Exercise Price for the Shares exercised.

In the case of exercise via method (a), the exercise shall be deemed complete on the Company's receipt of such notice and said check or draft. In the case of exercise via method (b), the exercise shall be deemed complete on the trade date of the sale. The Committee may approve other methods of exercise, as provided for in the Plan, before the Option is exercised.

8. Withholding. Distributions on the exercise of the Option by Non-Employee Directors are not subject to withholding of applicable taxes. The Participant shall be responsible for payment of all applicable taxes. In the event that such distributions become subject to withholding of applicable taxes, Participant will be required to make such payment to Company at the time of exercise, in addition to the payment set forth in Section 7 above.

9. Transferability. The Option is not transferable otherwise than by will or the laws of descent and distribution or pursuant to a "domestic relations order", as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, and shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, nor shall it be subject to execution, attachment or similar process. Notwithstanding the foregoing, the Option may be transferred by the Participant to (i) the spouse, children or grandchildren of the Participant (each an "Immediate Family Member"), (ii) a trust or trusts for the exclusive benefit of any or all Immediate Family Members, or (iii) a partnership in which any or all Immediate Family Members are the only partners, provided that (x) there may be no consideration paid or otherwise given for any such transfer, and (y) subsequent transfer of the Option is prohibited otherwise than by will, the laws of descent and distribution or pursuant to a domestic relations order. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The provisions of paragraph 4 above shall continue to be applied with respect to the original Participant following transfer and the Option shall be


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exercisable by the transferee only to the extent, and for the periods specified, herein. Upon any attempt to transfer the Option otherwise than as permitted herein or to assign, pledge, hypothecate or otherwise dispose of the Option otherwise than as permitted herein, or upon the levy of any execution, attachment or similar process upon the Option, the Option shall immediately terminate and become null and void.

10. Definitions. For the purposes of the Option, the words and phrases listed below shall be defined as follows:

      a. Approved Broker. Means one or more securities brokerage firms designated by the Secretary of the Company from time to time.

      b. Change of Control. A "Change of Control" shall be deemed to have occurred if :

            (i) any person (as used herein, the word "person" shall mean an individual or an entity) or group of persons acting in concert has acquired thirty-five percent (35%) in voting power or amount of the equity securities of the Company (including the acquisition of any right, option warrant or other right to obtain such voting power or amount, whether or not presently exercisable) unless such acquisition is authorized or approved of by the Board of Directors of the Company,

            (ii) individuals who constituted the Board of Directors of the Company on May 1, 1998 (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors, provided that any individual becoming a director subsequent to May 1, 1988 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director) shall be, for the purposes of this paragraph 10(a), considered as though such individual were a member of the Incumbent Board; or

            (iii) any other circumstance with respect to a change in control of the Company occurs which the Committee deems to be a Change in Control of the Company.

      A Change of Control will also be deemed to have occurred as of fourteen days prior to the date scheduled for a Terminating Transaction if provisions shall not have been made in writing in connection with such Terminating Transaction for the assumption of the Option or the substitution for the Option of a new option covering the stock of a successor employer corporation, or a parent or subsidiary thereof or of the Company, with appropriate adjustments as to the number and kind of shares and prices.

      c.    Code. The Internal Revenue Code of 1986, as amended.

      d. Date of Termination. The Participant's "Date of Termination" shall be the first day occurring on or after the Grant Date on which Participant's service on the Board of Directors terminates for any reason.

      e. Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a "Disability" if he or she is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment, which


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            impairment, in the opinion of a physician selected by the Secretary of the Company, is expected to have a duration of not less than 120 days.

      f. Non-Employee Director. A Non-Employee Director means a member of the Board who is not at the time also an employee of the Company or a Related Company.

      g. Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan shall have the same meaning in this document.

      h. Retirement. "Retirement" of the Participant shall mean the occurrence of the Participant's Date of Termination of service on the Board by reason of the Participant's retirement from the Board at or after age 72 or the age provided in any mandatory Non-Employee Director retirement plan subsequently adopted by the Company.

      i. Terminating Transaction. As used herein, the phrase "Terminating Transaction" shall mean any one of the following:

            (i)   the dissolution or liquidation of the Company;

            (ii)  a reorganization, merger or consolidation of the Company; or

            (iii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company goes out of existence or becomes a subsidiary of another corporation, or upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Company by another corporation.

11. Heirs and Successors. The terms of the Option shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. Participant may designate a beneficiary of his/her rights under the Option by filing written notice with the Secretary of the Company. In the event of the Participant's death prior to the full exercise of the Option, the Option may be exercised by such Beneficiary to the extent that it was exercisable on the Participant's Termination Date and up until its Expiration Date. If the Participant fails to designate a Beneficiary, or if the designated Beneficiary dies before the Participant or before full exercise of the Option, the Option may be exercised by Participant's estate to the extent that it was exercisable on the Participant's Termination Date and up until its Expiration Date.

12. Administration. The authority to manage and control the operation and administration of the Option shall be vested in the Committee, and the Committee shall have all powers with respect to the Option as it has with respect to the Plan. Any interpretation of the Option by the Committee and any decision made by it with respect to the Option is final and binding.

13. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of the Option shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.


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